Exhibit 99.2

SUPPLEMENTAL INFORMATION

Crestwood Equity Partners LP

Our Business

We provide broad-ranging services to customers across the crude oil, natural gas liquid (“NGL”) and natural gas sector of the energy value chain. Our midstream infrastructure is geographically located in or near significant supply basins, especially developed and emerging crude oil and liquids-rich natural gas shale plays, across the United States.

We operate our business through the following three business segments:

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Gathering and Processing North. Our gathering and processing north operations provide natural gas, crude oil and produced water gathering, compression, treating, processing and disposal services to producers in the Williston Basin and Powder River Basin. As of June 30, 2022, as adjusted for the Oasis Merger (as defined below), our gathering and processing north segment’s operating assets consist of: (i) natural gas facilities with approximately 0.6 Bcf/d of gathering capacity and approximately 0.8 Bcf/d of processing capacity; (ii) crude oil facilities with approximately 225,000 Bbls/d of gathering capacity and 506,000 Bbls of storage capacity; and (iii) produced water facilities with approximately 383,000 Bbls/d of gathering and disposal capacity.

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Gathering and Processing South. Our gathering and processing south operations provide natural gas gathering, compression, treating and processing services, and produced water gathering and disposal services to producers in the Marcellus and Delaware Basins. As of June 30, 2022, as adjusted for the Oasis Merger (as defined below), the acquisition of Sendero Midstream Partners LP, the acquisition of the remaining 50% equity interest in Crestwood Permian Basin Holdings LLC and the sale our non-core Barnett shale assets, our gathering and processing south segment’s operating assets consist of: (i) natural gas facilities with approximately 1.9 Bcf/d of gathering capacity and approximately 0.6 Bcf/d of processing capacity; (ii) crude oil facilities with 95,000 Bbls/d of gathering capacity; and (iii) produced water facilities with approximately 165,000 Bbls/d of gathering and disposal capacity.

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Storage and Logistics. Our storage and logistics operations provide NGLs, crude oil and natural gas storage, terminal, marketing and transportation (including rail, truck and pipeline) services to producers, refiners, marketers, utilities and other customers.

Recent Acquisitions and Dispositions

Oasis Midstream Merger

On February 1, 2022, we acquired Oasis Midstream Partners LP (“Oasis Midstream”) in an equity and cash transaction valued at approximately $1.8 billion (the “Oasis Merger”). Pursuant to the merger agreement, a predecessor of the selling unitholders’ indirect parent, Oasis Petroleum Inc. (n/k/a Chord Energy Corporation but referred to herein as “Oasis Petroleum”) received $150 million in cash plus approximately 21.0 million newly issued common units in exchange for its 33.8 million common units held in Oasis Midstream. Oasis Midstream’s public unitholders received approximately 12.9 million newly issued common units in exchange for the approximately 14.8 million Oasis Midstream common units held by them. Additionally, under the merger agreement, Oasis Petroleum received a $10 million cash payment for its ownership of the general partner of Oasis Midstream.

Through our acquisition of Oasis Midstream, we acquired a diversified portfolio of midstream assets in the heart of the Williston and Delaware Basins. They provide midstream services for natural gas (gathering, compression, processing and gas lift supply), crude oil (gathering, terminalling and transportation) and water services (gathering and disposal of produced and flowback water and freshwater distribution) to customers in the Williston and Delaware Basins through the following assets:

•	550 drilling locations;

•	385,000 dedicated acres in the Williston Basin;

•	615 miles of pipeline;

•	280 MMcfd of gas processing capacity;

•	250 MMcfd of gas gathering capacity;

•	170 MBpd of crude gathering capacity; and

•	343 MBpd of produced water gathering capacity

The system in North Dakota is underpinned by Oasis Petroleum’s acreage dedications pursuant to several long-term, fee-based contractual arrangements for midstream services, including (i) natural gas gathering, compression, processing and gas lift supply services; (ii) crude oil gathering, terminalling and transportation services; (iii) produced and flowback water gathering and disposal services; and (iv) freshwater distribution services. These contracts were assigned to us upon completion of the merger.

This transaction further solidified our competitive position in the Williston Basin, and expanded our relationship with Oasis Petroleum. Oasis Midstream’s Wild Basin gathering and processing assets are highly complementary with our Arrow gathering system and Bear Den processing facility, providing for immediate opportunities to drive cost savings and commercial synergies and better utilization of available gas processing capacity.

Immediately following the consummation of our acquisition of Oasis Midstream, Oasis Midstream merged with and into Crestwood Midstream Partners LP, a Delaware limited partnership and wholly owned subsidiary of the Partnership (“CMLP”), with CMLP surviving the merger as the surviving partnership. In connection therewith, as the surviving partnership, (i) CMLP assumed all of Oasis Midstream’s obligations under its 8.00% Senior Notes due 2029 and (ii) certain of CMLP’s subsidiaries became guarantors thereof. On July 1, 2022, Oasis Petroleum completed a “merger of equals” with Whiting Petroleum Corporation and changed its name to “Chord Energy Corporation.”